Exhibit 4.48
AMENDED AND RESTATED

CONTRIBUTION AND CONVEYANCE

AGREEMENT
This amended and restated contribution and conveyance agreement (this "Agreement")

first entered into
on November 8, 2021 and amended and restated as of November 17, 2021 to amend the timing of the consummation
of the transactions contemplated by Recital C. below and certain other matters,

among Diana Shipping Inc., a
Marshall Islands corporation ("Diana"), and OceanPal Inc.,

a Marshall Islands corporation ("OceanPal"). The
foregoing shall be referred to individually as a "Party" and collectively as the "Parties."
RECITALS
A.

Diana intends to transfer a portion of its fleet to OceanPal, a wholly-owned subsidiary,

and OceanPal
will subsequently be spun off to current shareholders of

Diana (the "Spin-Off"). Concurrently with the Spin-Off,
Diana intends to list the shares of the subsidiary to be spun off on the Nasdaq Capital Market. The board of directors
of Diana, and the board of directors of OceanPal,

as well of the shareholders of OceanPal,

have or will authorize the
actions set forth below at the times and in the order set forth below.
B.

To accomplish

the objectives and purposes in the preceding recital, the following actions have been
taken prior to the date of this Agreement:
(1)

Diana formed OceanPal pursuant to the Marshall Islands Business Corporation

Act and
contributed $5.00 in exchange for 500 of OceanPal’s

common shares, par value $0.01 per share (the “Common
Shares”),

constituting all of the outstanding Common Shares of OceanPal at such time;
(2)

Diana, as sole shareholder of OceanPal, has authorized an increase of

OceanPal’s
authorized share capital from 500 to 1,000,000,000 Common Shares and has authorized the issuance of up to
100,000,000 preferred shares of OceanPal capital stock, and the board of directors of OceanPal have designated an
aggregate of 500,000 preferred shares of OceanPal as the Series B Preferred

Shares and have designated an
aggregate of 10,000 preferred shares of OceanPal as the Series C Preferred

Shares;

and
(3)

Diana owns all of the outstanding shares (the "Vessel

-Owning Subsidiary Shares") of
(i) Darien Compania Armadora S.A., a Panama corporation ("DCA"), which owns the drybulk vessel
Calipso ;
(ii) Cypres Enterprises Corp.,

a Panama corporation ("CEC"), which owns the drybulk vessel
Protefs , and
(iii) Marfort Navigation Company Limited, a Cyprus corporation ("MNCL"),

which owns the drybulk vessel
Salt
Lake City

(the
Calipso , the Protefs

and the
Salt Lake City,

collectively, the “Vessels

”) (DCA, CEC and MNCL,
collectively,

the "Vessel

-Owning Subsidiaries").
C.

Effective immediately

prior to the distribution by Diana of OceanPal common shares to the shareholders of Diana (the “Spin-off Distribution”)

,

the following transactions

shall occur in accordance with and
pursuant to this Agreement: Diana will contribute (i) all of the Vessel

-Owning Subsidiary Shares to OceanPal as a
capital contribution and (ii) and aggregate of $1.0 million in cash as working capital of the Company (the “Working
Capital Amount”) in exchange for 500,000 of OceanPal’s

Series B Preferred Shares (the "OceanPal Series B
Preferred Shares") and 10,000 of OceanPal’s

Series C Convertible Preferred Shares (the “OceanPal Series C
Preferred Shares” and, together with the OceanPal Series B Preferred Shares

(the "OceanPal Shares").
D.

Subsequent to the date of this Agreement:
(1)

OceanPal will, in addition to issuing the OceanPal Shares, issue an additional number of
common shares constituting 100% of the issued and outstanding common shares of OceanPal (the “Distribution
Shares”) to Diana in exchange for the contribution of the Working

Capital Amount and Vessel

-Owning Subsidiary
Shares and cancellation of the existing outstanding common shares of

OceanPal;

and
(2)

Diana will distribute the OceanPal Common Shares

to its shareholders on a
pro rata

basis
as a special dividend.

AGREEMENT
NOW, THEREFORE,

in consideration of their mutual undertakings and agreements hereunder,

the Parties
undertake and agree as follows:
ARTICLE I
CONTRIBUTIONS AND CONVEYANCE
1.1 Contributions and Conveyances. The Parties acknowledge and agree that the following actions
hereby occur in the following order effective immediately

prior to the Spin-off Distribution:
(a) Contribution by Diana of the Vessel

-Owning Subsidiary Shares and the Working

Capital Amount to
OceanPal as a capital contribution, and OceanPal shall acknowledge receipt of the Vessel

-Owning Subsidiary Shares
and Working

Capital Amount;
(b) Issuance and delivery by OceanPal of the Distribution Shares and

OceanPal Shares to Diana in exchange
for Diana’s capital contribution

of the Vessel

-Owning Subsidiary Shares and Working

Capital Amount,

and Diana
shall acknowledge

receipt of the Distribution Shares; and
(c) The Parties shall execute such documents and take such actions as are necessary or desirable to effect the
foregoing.
ARTICLE II
REPRESENTATIONS

AND WARRANTIES

OF DIANA;

DISCLAIMER
2.1 Representations and Warranties

.

Diana hereby represents and warrants that:
(a) Each of the Vessel

-Owning Subsidiaries has been duly formed or incorporated and is validly existing in
good standing under the laws of its respective jurisdiction of formation or incorporation and has all requisite power
and authority to operate its assets, including the vessel owned by each such Vessel

-Owning Subsidiary,

and
conducts its business as described in Diana’s

public filings made with the U.S. Securities and Exchange
Commission (“SEC”) through the date hereof;
(b) Correct and complete copies of the articles of association, articles of incorporation, by-laws, other
organizational documents and all material agreements

(as amended to the date of this Agreement) of the Vessel-
Owning Subsidiaries have been made available to OceanPal;
(c) The execution and delivery of this Agreement and all documents, instruments and agreements required to
be executed and delivered by it pursuant to this Agreement in connection with the completion of the transactions
contemplated by this Agreement, have been or will be duly authorized by all necessary actions by Diana and, to the
extent applicable, each Vessel

-Owning Subsidiary,

and this Agreement has been duly executed and delivered by
Diana and constitutes a legal, valid and binding obligation of Diana enforceable in accordance with its terms, except
as may be limited by bankruptcy,

insolvency, liquidation,

reorganization, reconstruction and other similar laws of
general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies
such as specific performance and injunction are in the discretion of a court;
(d) The execution, delivery and performance by it of this Agreement will not conflict with or result in any
violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation
under, or constitute a default under any provision

of: (i) the articles of association, articles of incorporation or by-
laws or other organizational documents of Diana or

any of the Vessel

-Owning Subsidiaries (the "Diana Parties" and
each, a "Diana Party"); (ii) any lien, encumbrance, security interest, pledge,

mortgage, charge, other claim, bond,
indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any Diana Party
is a party or is subject or by which any of such Diana Party's assets or properties may be bound; (iii) any applicable
laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental
authority, judicial decisions,

decisions of arbitrators or determinations of any governmental authority or court

("Laws"); or (iv) any charter or vessel management agreement to which any

Diana Party is a party or any material
provision of any material contract to which a Diana Party is a party or by which a Diana Party's properties are
bound;
(e) Except as have already been obtained or that will be obtained in the ordinary course of business, no
consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or
any other person, including those related to any environmental laws or regulations or the charters or vessel
management agreements related to the vessels owned by the Vessel

-Owning Subsidiaries, is required in connection
with the execution and delivery by any Diana Party of this Agreement or the consummation by any Diana Party of
the transactions contemplated hereunder;
(f) The Vessel

-Owning Subsidiary Shares are validly issued in accordance

with the applicable articles of
association or incorporation and are fully paid and non-assessable;
(g) Diana owns the entire beneficial interest in the Vessel

-Owning Subsidiary Shares and has good legal title
to the same, free and clear of all liens, encumbrances, security interests, pledges,

mortgages, charges or other claims;
(h) There is no outstanding agreement, contract, option, commitment or other right or understanding in favor
of, or held by, any person

to acquire the Vessel

-Owning Subsidiary Shares or the assets of the Vessel

-Owning
Subsidiaries, including but not limited to the Vessels

, that has not been terminated or otherwise waived;
(i) Each of the charters and the vessel management agreements to which each applicable

Vessel

-Owning
Subsidiary is a party (as amended to the date of this Agreement) has been made available to OceanPal and is a valid
and binding agreement of the Vessel

-Owning Subsidiary party to such charter or agreement enforceable in
accordance with its terms and, to the knowledge of such Vessel

-Owning Subsidiary,

of all other parties thereto
enforceable in accordance with its terms;
(j) The Vessel

-Owning Subsidiaries have fulfilled all material obligations required pursuant to the charters
(described in (i) above) and the vessel management agreements to have been performed by them prior to the date of
this Agreement and have not waived any material rights thereunder; and

no material default or breach exists in
respect thereof on their part or, to their knowledge,

any of the other parties thereto and, to their knowledge, no event has occurred which, after giving of notice or the lapse of time, or both, would constitute such a material default or
breach;
(n) Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general
nature and magnitude that would arise in connection with the operation of vessels of the same type as the Vessels

in
the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances,

defects or restrictions
with respect to, or claims against the Vessel

-Owning Subsidiaries or any of the assets owned by the Vessel

-Owning
Subsidiaries, including the Vessels,

other than those

disclosed in Diana’s public filings

made with the SEC through
the date hereof; and
(o) The Vessels
are (i) adequate and suitable for use by the Vessel

-Owning Subsidiaries in the Vessel

-Owning
Subsidiaries' business as presently conducted by them in all material respects as described in the Registration
Statement, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance
warranty purposes and is in good running order and repair; (iii) insured against all risks, and in amounts, consistent
with common industry practices; (iv) in compliance with maritime laws and regulations;

(v) duly registered under
the flag of the Bahamas or Cyprus, as applicable; and (vi) in compliance in all material respects with the
requirements of its present class and classification society; and all class certificates of each of the Vessels

are clean
and valid and free of recommendations affecting class.
2.2 Disclaimer of Warranties.

EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT

OR
IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION

WITH THIS AGREEMENT,
THE PARTIES

ACKNOWLEDGE AND AGREE THAT

NONE OF THE PARTIES

HAS MADE, DOES NOT
MAKE, AND EACH SUCH PARTY

SPECIFICALLY

NEGATES

AND DISCLAIMS, ANY
REPRESENTATIONS,

WARRANTIES,

PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES

OF

ANY KIND OR CHARACTER WHATSOEVER,

WHETHER EXPRESS, IMPLIED OR STATUTORY,

ORAL
OR WRITTEN, PAST

OR PRESENT,

REGARDING (A) THE VALUE,

NATURE,

QUALITY OR CONDITION
OF THE ASSETS OWNED BY THE VESSEL-OWNING SUBSIDIARIES,

INCLUDING, WITHOUT
LIMITATION,

THE ENVIRONMENTAL

CONDITION OF THE ASSETS GENERALLY,

INCLUDING,
WITHOUT LIMITATION,

THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES

OR OTHER
MATTERS

ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED

FROM SUCH ASSETS, (C) THE
SUITABILITY OF SUCH

ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT

MAY BE
CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF

OR BY SUCH ASSETS OR THEIR
OPERATION

WITH ANY LAWS (INCLUDING

WITHOUT LIMITATION

ANY ZONING,
ENVIRONMENTAL

PROTECTION, POLLUTION OR LAND USE LAWS,

RULES, REGULATIONS,

ORDERS
OR REQUIREMENTS), OR (E) THE HABITABILITY,

MERCHANTABILITY,

MARKETABILITY,
PROFITABILITY

OR FITNESS FOR A PARTICULAR

PURPOSE OF SUCH ASSETS. EXCEPT TO THE
EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED

IN CONNECTION WITH
THIS AGREEMENT, EACH

PARTY

ACKNOWLEDGES AND AGREES THAT

SUCH PARTY

HAS HAD THE
OPPORTUNITY TO

INSPECT THE ASSETS OF THE VESSEL-OWNING SUBSIDIARIES,

AND SUCH
PARTY

IS RELYING

SOLELY

ON ITS OWN INVESTIGATION

OF THE ASSETS OF THE VESSEL-
OWNING SUBSIDIARIES AND NOT ON ANY INFORMATION

PROVIDED OR TO BE PROVIDED BY THE
OTHER PARTY.

EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT

EXECUTED OR
DELIVERED IN CONNECTION WITH THIS AGREEMENT,

NONE OF THE PARTIES

IS LIABLE OR
BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS,

REPRESENTATIONS

OR
INFORMATION

PERTAINING

TO THE ASSETS OF THE VESSEL-OWNING SUBSIDIARIES FURNISHED
BY ANY AGENT, EMPLOYEE,

SERVANT

OR THIRD PARTY.

THIS SECTION SHALL SURVIVE

THE
CONTRIBUTION AND CONVEYANCE

OF THE INTERESTS OR THE TERMINATION

OF THIS
AGREEMENT. THE PROVISIONS

OF THIS SECTION HAVE

BEEN NEGOTIATED

BY THE PARTIES
AFTER DUE CONSIDERATION

AND ARE INTENDED TO BE A COMPLETE EXCLUSION

AND
NEGATION

OF ANY REPRESENTATIONS

OR WARRANTIES,

WHETHER EXPRESS, IMPLIED OR
STATUTORY,

WITH RESPECT TO THE ASSETS OF THE VESSEL-OWNING

SUBSIDIARIES THAT

MAY
ARISE PURSUANT TO ANY LAW

NOW OR HEREAFTER IN EFFECT,

OR OTHERWISE, EXCEPT

AS SET
FORTH IN THIS AGREEMENT

OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN
CONNECTION WITH THIS AGREEMENT.
2.3 Indemnification.

Diana hereby agrees to indemnify OceanPal for any and all obligations and other liabilities arising from or relating to the operation, management or employment of any Vessel

prior to the effective
date of the Spin-Off,

and hereby agrees to indemnify each Vessel

-Owning Subsidiary for any and all obligations and
other liabilities arising from or relating to the operation, management or employment of the Vessel

owned by such
Vessel

-Owning Subsidiary prior to the effective date of

the Spin-Off.
ARTICLE III
FURTHER ASSURANCES
3.1 Further Assurances.

From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of
sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts
and things, all in accordance with applicable Law,

as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies,

powers and privileges
granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the
applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed
and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and
intent of this Agreement.
3.2 Power of Attorney.

Each Party that has conveyed any interests as reflected by this Agreement
(collectively, the

"Conveying Parties") hereby constitutes and appoints

each of Semiramis Paliou, Ioannis Zafirakis
and Eleftherios Papatrifon,

each of Pendelis 26, 175 64 Palaio Faliro, Athens, Greece,

and Edward S. Horton, Daniel
Lin and Joseph Nardello, each of Seward & Kissel LLP,

One Battery Park Plaza, New York,

NY 10004 (the
"Attorney-in-Fact") its true and lawful attorney-in-fact with full power of substitution for it and in its name, place
and stead or otherwise on behalf of the applicable Conveying Party and its successors and assigns, and for the

benefit of the Attorney-in-Fact to demand and receive from time to time the interests contributed and conveyed by
this Agreement (or intended so to be) and to execute in the name of the applicable Conveying Party and its
successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases
in respect of the same, and from time to time to institute and prosecute in the name of the applicable Conveying
Party for the benefit of the Attorney-in-Fact, any and all proceedings at law,

in equity or otherwise which the
Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in
and to the Interests, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the
Interests, and (c) do any and all such acts and things in furtherance of this Agreement as the Attorney-in-Fact shall
deem advisable. Each Conveying Party hereby declares that the appointment hereby made and the powers hereby
granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by
any act of any Conveying Party or its successors or assigns or by operation of law.
4.1 Survival of Representations and Warranties.

The representations and warranties of the Parties in this
Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will
survive the completion of the transactions contemplated hereby regardless of any independent investigations that
OceanPal may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will
continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period,
such representations and warranties will terminate, and no claim may be brought by OceanPal against Diana
thereafter in respect of such representations and warranties, except for claims that have been asserted by OceanPal
prior to the date of this Agreement.
4.2 Costs. OceanPal shall pay any and all sales, use and similar taxes arising out of the contributions,
conveyances and deliveries to be made hereunder,

and shall pay all documentary, filing,

recording, transfer, deed,
and conveyance taxes and fees required in connection therewith.
4.3 Headings; References; Interpretation. All Article and Section headings in this Agreement are for
convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions
hereof. The words "hereof," "herein" and "hereunder" and words of similar import,

when used in this Agreement,
shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

All references herein
to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the
Articles and Sections of this Agreement, respectively.

All personal pronouns used in this Agreement, whether used
in the masculine, feminine or neuter gender,

shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word "including" following any general statement, term or matter shall not be
construed to limit such statement, term or matter to the specific items or matters set forth immediately following
such word or to similar items or matters, whether or not non-limiting language

(such as "without limitation," "but
not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all
other items or matters that could reasonably fall within the broadest possible scope of such general statement, term
or matter.
4.4 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties
and their respective successors and assigns.
4.5 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each
other and are not intended to and do not create rights in any other person or confer upon any other person any
benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of
this Agreement.
4.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which together
shall constitute one agreement binding on the parties hereto.
4.7 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York

without giving effect to any choice of law rules or provisions (whether of the State of New
York

or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of
New York.

Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the
Southern District of New York

(or, if jurisdiction in that court is not available,

then any state court located within

the Borough of Manhattan, City of New York)

for any and all legal actions arising out of or in connection with this
Agreement.
4.8 Severability. If

any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under,

the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this
Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an
equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the
intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
4.9 Deed; Bill of Sale; Assignment. To

the extent required and permitted by applicable Law,

this
Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the Interests.
4.10 Amendment or Modification. This Agreement may be amended or modified from time to time only
by the written agreement of all the Parties hereto.
4.11 Integration. This Agreement and the instruments

referenced herein supersede all previous
understandings or agreements among the Parties, whether oral or written,

with respect to its subject matter hereof.
This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject
matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is
intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment
hereto executed by the Parties hereto after the date of this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF,

this Contribution and Conveyance Agreement has been duly executed by the
parties set forth below.

DIANA SHIPPING INC.

By:

Name:

Ioannis Zafirakis

Title

Director, Chief Financial Officer,

Chief
Strategy Officer, Treasurer

and Secretary

OCEANPAL INC.

By:

Name:

Eleftherios Papatrifon

Title

Director and Chief Executive Officer